Exhibit 10.5

PROMISSORY NOTE

$246,042.95	September 20, 2013
Ramsey, Minnesota

FOR VALUABLE CONSIDERATION, Riverside Manufacturing, Inc., a Minnesota corporation (“Borrower”) promises to pay to the order of Heron Enterprises, LLC, a Minnesota limited liability company (“Lender”), the principal sum of $246,042.95, or so much thereof as has been offset by Borrower or advanced by Lender, together with interest on the unpaid principal balance thereof, outstanding from time to time, at a rate of 4.25% per annum; provided that the interest rate shall increase to 12% per annum during any time that Borrower is in default under this Promissory Note.

Commencing on October 1, 2013, and continuing on the first day of each calendar month until the entire principal balance of this Promissory Note and all accrued interest is paid in full, Borrower shall make monthly ACH payments to Lender of $4,559.07.

On November 1, 2018 (“Maturity Date”), Borrower shall pay Lender the entire principal balance then remaining unpaid, together with accrued and unpaid interest.

At any time prior to the Maturity Date, upon the written consent of Lender (which consent may be granted or withheld in Lender’s sole discretion), Borrower may prepay the principal balance then remaining unpaid, in multiples of $1,000, together with accrued interest.

Borrower agrees that this Promissory Note is senior to any indebtedness owed to Sheldon A. Mayer, LLC (the “Subordinate Lender”). Borrower may only repay loans from the Subordinate Lender when this Promissory Note is not in default. Any payments made by Borrower in violation of this paragraph shall be held in trust for and shall be delivered to Lender upon Lender’s demand. By signing the Acknowledgment below, the Subordinate Lender agrees that Lender shall have standing to enforce the rights granted under this paragraph.

If (a) Borrower shall fail to make payment when due, or (b) Borrower makes any assignment for the benefit of its creditors or any bankruptcy, insolvency, receivership, dissolution, liquidation or similar proceeding is commenced by or against law by or against Borrower, the entire outstanding principal balance of this Promissory Note and all accrued interest shall automatically become immediately due and payable. Borrower agrees to pay Lender’s costs of collection, including reasonable attorneys’ fees, upon failure of Borrower to comply with its obligations under this Promissory Note when due, whether or not legal proceedings are commenced. Borrower waives demand, presentment for payment, protest, and notice of dishonor, and consents to any extensions or renewals of this Promissory Note without notice.

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This Promissory Note shall be secured by that certain Guaranty executed contemporaneous herewith by Sheldon Mayer, Borrower’s majority shareholder.

IN WITNESS WHEREOF, this instrument has been executed as of the day and year set forth above.

BORROWER

Riverside Manufacturing, Inc.

By:
Sheldon Mayer, President

ACKNOWLEDGEMENT

SUBORDINATE LENDER

Sheldon A. Mayer, LLC

By:
Sheldon Mayer, Manager

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